As filed with the Securities and Exchange Commission on October 29, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VENTAS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-1055020 (I.R.S. Employer Identification Number)

353 N. Clark Street, Suite 3300

Chicago, Illinois 60654

(877) 483-6827

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nevin Boparai

Assistant General Counsel, Corporate & Securities

Ventas, Inc.

10350 Ormsby Park Place, Suite 300

Louisville, Kentucky 40223

(502) 357-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Cathy A. Birkeland, Esq.

Julian T.H. Kleindorfer, Esq.

Roderick O. Branch

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

(312) 876-7700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of registration fee(2)
Common stock, par value $0.25 per share	2,992,131	$64.11	$191,825,518.41	$24,898.95

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the provisions of the Second Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P.

(2)          Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock reported by the New York Stock Exchange on October 28, 2019.

PROSPECTUS

VENTAS, INC.

2,992,131 Shares of Common Stock, Par Value $0.25 Per Share

This prospectus relates to the issuance, from time to time, of up to 2,992,131 shares of our common stock, par value $0.25 per share, in exchange for Class A Partnership Units (the “Class A Units”) of NHP/PMB L.P. (the “Partnership”), if and to the extent that the holders of such Class A Units tender them for redemption and we elect to issue shares of our common stock in exchange therefor, all in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P. (as may be amended from time to time, the “Partnership Agreement”). However, we cannot assure you that the holders of Class A Units will redeem their Class A Units or that, upon any such redemption, we will elect to issue shares of our common stock rather than pay cash for some or all of such Class A Units. We will not receive any cash proceeds from the issuance of shares of our common stock covered by this prospectus or upon the subsequent sale of such shares by the recipients thereof.

Our common stock is listed on the New York Stock Exchange under the symbol “VTR.” On October 28, 2019, the last reported sale price for our common stock as reported on the NYSE was $64.64 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7  of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2019.

ABOUT THIS PROSPECTUS

You should read this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference herein or any such prospectus supplement we file with the Securities and Exchange Commission (the “SEC”). We have not authorized anyone to provide you with different information. We will not make an offer of the securities described herein in any jurisdiction where it is unlawful. You should assume that the information included and incorporated by reference herein and any accompanying prospectus supplement, as well as the information we have previously filed with the SEC, is accurate only as of the date of the document containing such information.

Statements contained or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus or any such prospectus supplement, each such statement being qualified in all respects by such reference.

You should not consider any information herein to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the securities offered by this prospectus.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “our company” or similar terms and “Ventas” refer to Ventas, Inc., a Delaware corporation, together with its consolidated subsidiaries.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements regarding our or our tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from our expectations. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Our actual future results and trends may differ materially from expectations depending on a variety of factors discussed in our filings with the SEC. These factors include, without limitation:

•              The ability and willingness of our tenants, operators, borrowers, managers and other third parties to satisfy their obligations under their respective contractual arrangements with us, including, in some cases, their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

•              The ability of our tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness;

•              Our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments;

•              Macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in the federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates;

•              The nature and extent of future competition, including new construction in the markets in which our seniors housing communities and office buildings are located;

•              The extent and effect of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

•              Increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of London Inter-bank Offered Rate after 2021;

•              The ability of our tenants, operators and managers, as applicable, to comply with laws, rules and regulations in the operation of our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract residents and patients;

•              Changes in general economic conditions or economic conditions in the markets in which we may, from time to time, compete, and the effect of those changes on our revenues, earnings and funding sources;

•              Our ability to pay down, refinance, restructure or extend our indebtedness as it becomes due;

•              Our ability and willingness to maintain our qualification as a REIT in light of economic, market, legal, tax and other considerations;

•              Final determination of our taxable net income for the year ending December 31, 2019;

•              The ability and willingness of our tenants to renew their leases with us upon expiration of the leases, our ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we exercise our right to replace an existing tenant, and obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant;

•              Risks associated with our senior living operating portfolio, such as factors that can cause volatility in our operating income and earnings generated by those properties, including without limitation national and regional economic conditions, development of new competing properties, costs of food, materials, energy, labor and services, employee benefit costs, insurance costs, and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties;

•              Changes in exchange rates for any foreign currency in which we may, from time to time, conduct business;

•              Year-over-year changes in the Consumer Price Index or the U.K. Retail Price Index and the effect of those changes on the rent escalators contained in our leases and on our earnings;

•              Our ability and the ability of our tenants, operators, borrowers and managers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers;

•              The impact of damage to our properties from catastrophic weather and other natural events and the physical effects of climate change;

•              The impact of increased operating costs and uninsured professional liability claims on our liquidity, financial condition and results of operations or that of our tenants, operators, borrowers and managers and our ability and the ability of our tenants, operators, borrowers and managers to accurately estimate the magnitude of those claims;

•              Risks associated with our office building portfolio and operations, including our ability to successfully design, develop and manage office buildings and to retain key personnel;

•              The ability of the hospitals on or near whose campuses our medical office buildings (“MOBs”) are located and their affiliated health systems to remain competitive and financially viable and to attract physicians and physician groups;

•              Risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision-making authority and our reliance on our joint venture partners’ financial condition;

•              Our ability to obtain the financial results expected from our development and redevelopment projects, including projects undertaken through our joint ventures;

•              The impact of market or issuer events on the liquidity or value of our investments in marketable securities;

•              Consolidation in the seniors housing and healthcare industries resulting in a change of control of, or a competitor’s investment in, one or more of our tenants, operators, borrowers or managers or significant changes in the senior management of our tenants, operators, borrowers or managers;

•              The impact of litigation or any financial, accounting, legal or regulatory issues that may affect us or our tenants, operators, borrowers or managers; and

•              Changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on our earnings.

Many of these factors are beyond our control and the control of our management. These factors could cause actual results of our industry, or our actual results, to differ materially from those expressed in any forward-looking statement we make. Our future financial performance is dependent upon factors discussed elsewhere in this prospectus and the documents incorporated by reference herein. For a discussion of factors that could cause actual results to differ, see “Risk Factors” and the risk factors and other information contained in our filings with the SEC that are incorporated or deemed to be incorporated by reference herein. These filings are described under “Where You Can Find More Information and Incorporation by Reference.”

ABOUT VENTAS, INC.

The following highlights information about Ventas, Inc. and our business included elsewhere or incorporated by reference in this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus, any applicable prospectus supplement and the information incorporated by reference herein and therein.

Ventas, an S&P 500 company, is a real estate investment trust (“REIT”) with a highly diversified portfolio of seniors housing, research and innovation and healthcare properties located throughout the United States, Canada and the United Kingdom. As of September 30, 2019, we owned approximately 1,200 properties (including properties owned through investments in unconsolidated entities and properties classified as held for sale), consisting of seniors housing communities, MOBs, research and innovation centers, inpatient rehabilitation facilities and long-term acute care facilities, and health systems. We had 23 properties under development, including four properties that are owned by unconsolidated real estate entities. Our company was originally founded in 1983 and is headquartered in Chicago, Illinois.

We primarily invest in seniors housing, research and innovation and healthcare properties through acquisitions and lease our properties to unaffiliated tenants or operate them through independent third-party managers. As of September 30, 2019, we leased a total of 423 properties (excluding properties within our office operations reportable business segment) to various healthcare operating companies under “triple-net” or “absolute-net” leases that obligate the tenants to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures.

As of September 30, 2019, pursuant to long-term management agreements, we engaged independent operators, such as Atria Senior Living, Inc., Sunrise Senior Living, LLC and Eclipse Senior Living, to manage 400 seniors housing communities for us.

Our three largest tenants, Brookdale Senior Living Inc. (together with its subsidiaries, “Brookdale Senior Living”), Ardent Health Partners, LLC and Kindred Healthcare, LLC (formerly Kindred Healthcare, Inc.) leased from us 124 properties (excluding two properties managed by Brookdale Senior Living pursuant to a long-term management agreement), 11 properties and 32 properties, respectively, as of September 30, 2019.

Through our Lillibridge Healthcare Services, Inc. subsidiary and our ownership interest in PMB Real Estate Services LLC, we also provide MOB management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States. In addition, from time to time, we make secured and non-mortgage loans and other investments relating to seniors housing and healthcare operators or properties.

We aim to enhance shareholder value by delivering consistent, superior total returns through a strategy of: (1) generating reliable and growing cash flows; (2) maintaining a balanced, diversified portfolio of high-quality assets; and (3) preserving our financial strength, flexibility and liquidity.

Our ability to access capital in a timely and cost-effective manner is critical to the success of our business strategy because it affects our ability to satisfy existing obligations, including the repayment of maturing indebtedness, and to make future investments. Factors such as general market conditions, interest rates, credit ratings on our securities, expectations of our potential future earnings and cash distributions, and the trading price of our common stock that are beyond our control and fluctuate over time all impact our access to and cost of external capital. For that reason, we generally attempt to match the long-term duration of our investments in real property with long-term financing through the issuance of shares of our common stock or the incurrence of long-term fixed rate debt.

Our principal executive offices are located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, and our telephone number is (877) 483-6827. We maintain a website on the Internet at www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included herein as an inactive textual reference only.

RISK FACTORS

Investing in our common stock will provide you with an equity ownership in Ventas. As one of our stockholders, you will be subject to risks inherent in our business.  The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss.

You should carefully consider the following factors, as well as the risk factors and other information contained in our filings with the SEC, including our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, that are incorporated or deemed to be incorporated by reference herein, before deciding to invest in shares of our common stock.

Risks Relating to Our Common Stock

If there are sales of substantial amounts of our common stock in the future, the price of our common stock could decline.

As of October 23, 2019, there were 372,736,027 shares of our common stock outstanding. Substantially all of these shares of common stock are available for immediate sale unless held by our affiliates. Sales of significant amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

We may issue equity securities in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes. We may issue shares of our common stock at prices or for consideration that is greater than or less than the prevailing market price of our common stock. To the extent we issue additional equity securities, your percentage ownership of our common stock would be reduced.

If our stock price is volatile, purchasers of our common stock could incur substantial losses.

Although our common stock is listed on the New York Stock Exchange, such listing does not provide any assurance that an active public market for our common stock will be sustained. We cannot provide any assurance as to the effect, if any, that future market sales of our common stock or the availability of our common stock for sale will have on the prevailing market price of our common stock.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of shares of our common stock in exchange for Class A Units tendered for redemption or upon the subsequent sale of such shares of common stock by the recipients thereof. The exchange of shares of our common stock for Class A Units will increase our ownership interest in the Partnership.

REDEMPTION OF CLASS A UNITS IN EXCHANGE FOR COMMON STOCK

Terms of the Exchange

Under the Partnership Agreement, each holder of Class A Units has the right, commencing on the first anniversary of the issuance of such Class A Units, to require the Partnership to redeem such Class A Units for cash within ten business days following written notice to the general partner of the Partnership (the “General Partner”). Upon receipt of such notice, the General Partner, in its sole and absolute discretion, may elect to assume the Partnership’s obligation with respect to the redemption and satisfy the redemption by paying the redemption price in cash, by delivering shares of our common stock, or by any combination thereof, in any case within ten business days following written notice to the General Partner of the exercise of the redemption right. For more information regarding the terms of redemption, see “Description of Class A Units — Redemption Rights.” For a discussion of certain U.S. federal income tax consequences in connection with the redemption of Class A Units in exchange for shares of our common stock, see “Certain U.S. Federal Income Tax Considerations.”

Each limited partner that tenders Class A Units for redemption will continue to own all such Class A Units subject to redemption, and will be treated as a limited partner or assignee, as the case may be, with respect to all such Class A Units, until the date (the “Transfer Date”) that is the earlier of (1) the date such holder receives shares of our common stock in exchange for the Class A Units and (2) ten business days following written notice to the General Partner of the exercise of the redemption right. In connection with any redemption, the receiving party of any shares of our common stock shall be deemed the owner of such shares for all purposes as of the Transfer Date.

Conditions to the Exchange

To effect a redemption, a limited partner must give the General Partner written notice of redemption, along with (i) such information or certification as the General Partner may reasonably require in connection with the ownership limitations and other restrictions in our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), that may apply to such limited partner’s acquisition of shares of our common stock and (ii) such written representations, legal opinions, investment letters or other similar instruments reasonably necessary, in the General Partner’s opinion, to comply with the Securities Act. A redemption may be effected only if each of the following conditions is satisfied or waived:

•                  the redemption is for at least 500 Class A Units or, if less than 500 Class A Units, all of the Class A Units held by the limited partner effecting such redemption;

•                  the limited partner effecting such redemption has not effected any previous redemptions in the same fiscal quarter; and

•                  any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated.

We will not issue shares of our common stock in exchange for Class A Units if the exchange would cause the limited partner effecting such redemption or any other person to violate the ownership limitations or any other provision set forth in our Certificate of Incorporation.

Registration Agreement

The shares of our common stock covered by this prospectus are being registered in accordance with the terms of a registration rights agreement with the holders of the Class A Units. It is possible that the holders of Class A Units will not redeem their units. It is also possible that, upon any redemption, we will elect to pay cash rather than shares of our common stock for some or all of the Class A Units. We will not receive any cash proceeds from any issuance of the shares of our common stock covered by this prospectus or upon the subsequent sale of those shares by their recipients.

We have agreed to pay the following expenses in connection with the registration of shares of our common stock that we may elect to issue upon redemption of Class A Units:

•                  all registration, filing and listing fees;

•                  fees and disbursements of our counsel and our independent public accountants;

•                  fees and expenses for complying with federal and state securities or real estate syndication laws;

•                  fees and expenses incurred in connection with the listing of the shares of our common stock on the New York Stock Exchange;

•                  fees and expenses associated with any Financial Industry Regulatory Authority filing required to be made in connection with the registration statement relating to shares of our common stock issuable upon redemption of Class A Units;

•                  fees and expenses of other persons reasonably necessary in connection with the registration of the shares of our common stock, including any experts retained by us; and

•                  printing, messenger, telephone, shipping and delivery expenses.

We have no obligation to pay any out-of-pocket expenses of the holders of Class A Units, stock transfer taxes, underwriting or brokerage commissions or discounts associated with the exchange of Class A Units for shares of our common stock.

DESCRIPTION OF COMMON STOCK

The summary set forth below describes the general terms and provisions of our common stock.  It does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation and our Fifth Amended and Restated Bylaws, as amended (the “Bylaws”), each of which is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated by reference herein. You should read our Certificate of Incorporation and Bylaws for additional information before you purchase any shares of our common stock or notify the General Partner of your election to redeem any Class A Units.

General

Our Certificate of Incorporation authorizes us to issue up to 600,000,000 shares of common stock, par value $0.25 per share. As of October 23, 2019, 372,736,027 shares of our common stock were issued and outstanding.

All shares of our common stock offered hereby, when issued, will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of our capital stock and to certain provisions of our Certificate of Incorporation, holders of shares of our common stock are entitled to receive distributions if, as and when authorized and declared by our Board of Directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision is made for, all of our known debts and liabilities. We currently expect to continue to make quarterly distributions, and from time to time we may make additional distributions.

Holders of shares of our common stock are entitled to one vote per share on all matters on which the holders of our common stock are entitled to vote. Holders of shares of our common stock have no conversion, sinking fund, redemption or preemptive rights, or rights to subscribe for any of our securities. Subject to certain provisions of our Certificate of Incorporation, shares of our common stock have equal distribution, liquidation and other rights.

Restrictions on Ownership and Transfer

In order to preserve our ability to maintain REIT status, our Certificate of Incorporation provides that if a person acquires beneficial ownership of more than 9.0%, in number or value, of the outstanding shares of our common stock, the shares that are beneficially owned in excess of such 9.0% limit are considered to be “excess shares.” Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors. The trust is entitled to all dividends with respect to the excess shares, and the trustee may exercise all voting power over the excess shares. We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the excess shares or (2) the market price on the date we buy the shares, and we may defer payment of the purchase price for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of our Board of Directors.  The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares, and any additional amounts are payable to the beneficiary of the trust. Our Board of Directors may grant waivers from the excess share limitations.

DESCRIPTION OF CLASS A UNITS

The following description sets forth the general terms and provisions of the Partnership Agreement. This description is subject to and qualified in its entirety by reference to the terms of the Partnership Agreement, which is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Certain capitalized terms used in this section are defined below under “— Certain Defined Terms.”

General

The Partnership is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act. NHP/PMB GP LLC, a Delaware limited liability company and our wholly owned, indirect subsidiary, is the General Partner. The term of the Partnership commenced on February 29, 2008, and will continue in perpetuity unless the Partnership is dissolved under the provisions of the Partnership Agreement or as otherwise provided by law. The General Partner and the limited partners of the Partnership are referred to herein, collectively, as the “Partners” and each, individually, as a “Partner.”

Interests in the Partnership are represented as either Class A Units or Class B Partnership Units (“Class B Units”). Class B Units are interests in the Partnership held by the General Partner and the limited partners who are affiliated with the General Partner, including our subsidiary, NHP Operating Partnership L.P., a Delaware limited partnership. Class A Units are interests in the Partnership held by all other limited partners.  Except as expressly provided in the Partnership Agreement, Class A Units and Class B Units entitle the holders thereof to equal rights under the Partnership Agreement.  As of October 25, 2019, 3,305,857 Class A Units were issued and outstanding and 7,259,288 Class B Units were issued and outstanding, all of which Class B Units were owned by our subsidiaries.

Purpose and Business

The sole purpose and nature of the business to be conducted by the Partnership is: (i) to acquire, own, manage, operate, repair, renovate, maintain, improve, expand, redevelop, finance, encumber, sell, lease, hold for appreciation, or otherwise dispose of, in accordance with the terms of the Partnership Agreement, the properties acquired pursuant to certain agreements with Pacific Medical Buildings LLC and its affiliates (collectively, the “PMB Agreements”) and any other properties acquired by the Partnership, and to invest and ultimately distribute funds, including, without limitation, funds obtained from owning or otherwise operating properties and the proceeds from the sale or other disposition of properties, all in the manner permitted by the Partnership Agreement; (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing, all in the manner permitted by the Partnership Agreement; and (iii) to do anything necessary or incidental to the foregoing.

Management by the General Partner

Authority of the General Partner. Except as expressly provided in the Partnership Agreement, all management powers over the business and affairs of the Partnership are exclusively vested in the General Partner.  No limited partner has any right to participate in or exercise control or management power over the business and affairs of the Partnership, and no limited partner has any right, power or authority to act for or on behalf of, or otherwise bind or obligate, the Partnership.  Except as expressly provided for in the Partnership Agreement or required by any non-waivable provisions of applicable law, no limited partner, in its capacity as a limited partner, has any right to vote on or consent to any matter, act, decision or document involving the Partnership and its business. The General Partner may not be removed by the limited partners with or without cause.

In addition to the powers granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of the Partnership Agreement, the General Partner, subject to the other provisions of the Partnership Agreement, has full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in the Partnership Agreement and to effectuate the purposes of the Partnership set forth in the Partnership Agreement. The General Partner is authorized to execute, deliver and perform specific agreements and transactions on behalf of the

Partnership without any further act, approval or vote of the limited partners. The General Partner has the power and authority to delegate to one or more other persons the General Partner’s rights and powers to manage and control the business and affairs of the Partnership.

Restrictions on the General Partner’s Authority. The General Partner may not take any action in contravention of the Partnership Agreement. The General Partner also may not, without the prior consent or approval of limited partners holding a majority of the outstanding Class A Units (the “Consent of Class A Limited Partners”), undertake, on behalf of the Partnership, any of the following actions or enter into any transaction that would have the effect of such transactions:

•                  except as specifically provided in the Partnership Agreement, amend, modify or terminate the Partnership Agreement other than to reflect the admission, substitution, termination or withdrawal of Partners;

•                  make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership;

•                  institute any proceeding for bankruptcy on behalf of the Partnership;

•                  except as specifically provided in the Partnership Agreement, admit into the Partnership any additional Partners;

•                  except as specifically provided in the Partnership Agreement, approve or acquiesce to the transfer of the Partnership interest of the General Partner, or admit into the Partnership any additional or successor general partners;

•                  acquire any properties other than the properties to be acquired pursuant to the PMB Agreements or any property acquired in a tax-free disposition of another property, and any assets or other properties that are related to or incidental to such properties; or

•                  incur any debt or transfer, sell, assign or otherwise dispose of any property, whether directly or indirectly, if, after giving effect to such incurrence or transfer, sale, assignment or other disposition (a) the Partnership’s ratio of consolidated total debt to the fair market value of its properties would exceed 65% or (b) the Partnership’s ratio of (x) Available Cash for the most recent four consecutive fiscal quarters to (y) the Class A Preferred Return for such period would be less than 1.15, in each case, on a pro forma basis after giving effect to such incurrence, transfer, sale, assignment or disposition.

Additional Limited Partners. The General Partner is authorized to admit additional limited partners to the Partnership from time to time, in accordance with and subject to the terms of the Partnership Agreement, on terms and conditions and for such capital contributions as may be established by the General Partner in its reasonable discretion. No person will be admitted as an additional limited partner without the consent of the General Partner (which consent has been given to those persons to whom Class A Units may be issued pursuant to the PMB Agreements) and the Consent of Class A Limited Partners, which consent may be given or withheld by each Partner in its sole and absolute discretion, except that the General Partner may, without the Consent of Class A Limited Partners, admit and issue Class A Units to one or more additional limited partners in connection with the closing of any transactions contemplated by the PMB Agreements or consummated in connection therewith.

Subject to the terms and conditions of the Partnership Agreement, a person who makes a capital contribution to the Partnership in accordance with the Partnership Agreement will be admitted to the Partnership as an additional limited partner only upon furnishing to the General Partner (i) evidence of such person’s acceptance of all of the terms and conditions of the Partnership Agreement in a form reasonably satisfactory to the General Partner and (ii) such other documents and instruments as the General Partner requires in its sole and absolute discretion to effect such person’s admission as an additional limited partner.

Additional Partnership Units

Subject to the terms and conditions of the Partnership Agreement, the General Partner is authorized to cause the Partnership from time to time to issue to the Partners (including the General Partner) or other persons (i) Class A Units or Class B Units, or (ii) additional Partnership units in one or more new classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, rights, powers and duties senior to the holders of Class A Units that are approved with the Consent of Class A Limited Partners.  No person, including, without limitation, any partner or assignee, has any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership units.  Without the Consent of Class A Limited Partners, except in connection with a closing under the PMB Agreements, no additional Partnership units may be issued to the General Partner, or to an affiliate of the General Partner, unless (x) such units are Class B Units, and (y) the additional units are issued for a fair economic consideration.

Distributions

Distributions of Available Cash. On each date established by the General Partner for distributions of Available Cash, which date must be the same as the date we establish for the payment of ordinary dividends to holders of our common stock, the General Partner will cause the Partnership to distribute to the persons who were Partners on the relevant record date an amount equal to the Available Cash, if any, generated by the Partnership during the calendar quarter that ended immediately prior to the record date, as follows: (i) first, to the holders of Class A Units in accordance with each such holder’s Preferred Return Per Unit with respect to all Class A Units held by such holder, less the aggregate amount of Available Cash previously distributed with respect to such holder’s Class A Units pursuant to this clause (i); and (ii) second, 1% to the holders of Class A Units and 99% to the holders of Class B Units, in each case, allocated among the holders of such Partnership units in accordance with the weighted average number of Partnership units held by them during the calendar quarter that ended immediately prior to the record date.

Distributions of Disposition Proceeds and Financing Proceeds.  In the event of either (i) a taxable disposition of any of the Partnership’s properties other than as part of a sale, transfer or other disposition of all or substantially all of the Partnership’s assets or a related series of transactions that, taken together, result in the sale or disposition of all or substantially all of the assets of the Partnership, or (ii) an incurrence of debt, the General Partner will cause the Partnership to reinvest the proceeds therefrom (including loaning such proceeds to us or one of our affiliates at an interest rate that is the same as the interest rate then in effect under our then existing credit facility and on market terms), to the extent the General Partner elects to do so and in the amount determined by the General Partner to be appropriate, and to distribute the balance of such net proceeds (after deducting all costs and expenses of the Partnership in connection therewith) as follows: (x) first, to the holders of Class A Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; (y) second, to the holders of Class B Units in accordance with their Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; and (z) third, 1% to the holders of Class A Units and 99% to the holders of the Class B Units, in each case, in proportion to the number of Partnership units held by them.

Distributions in Kind. No Partner has any right to demand or receive property other than cash. The General Partner may determine, with the Consent of Class A Limited Partners, to make a distribution in kind of Partnership assets to the holders of Partnership units.

Allocations of Net Income and Net Loss

Net income and net loss of the Partnership will be determined and allocated with respect to each taxable year or other period of the Partnership as of the end of such year or period.

Net income for a particular period will be allocated as follows: (i) first, Allocable Net Income to the holders of Class A Units and Class B Units in an amount that will cause such allocation, together with the amount of all previous allocations of Allocable Net Income pursuant to this clause (i) to be in proportion to, and to the extent of, cumulative distributions received by such Partners of Available Cash and disposition and financing proceeds for the current and all prior taxable years; (ii) second, any remaining net income, to holders of Class A Units and Class B Units in proportion to, and to the extent that, the amount of cumulative net loss previously allocated to such Partners exceeds the cumulative amount of net income previously allocated to such Partners pursuant to this clause (ii); and

(iii) third, any remaining net income, (a) 100% to the holders of Class B Units to the extent such net income relates to or is generated by a taxable disposition of any property and (b) with respect to all other net income, 99% to the holders of Class B Units and 1% to the holders of Class A Units, on a pari passu basis.

Net loss for a particular period will be allocated 99% to the holders of Class B Units and 1% to the holders of Class A Units, on a pari passu basis.

If a Liquidating Event (as defined below under “—Dissolution and Winding Up—Dissolution”) occurs in a Partnership taxable year, net income or net loss (or, if necessary, separate items of income, gain, loss and deduction) for such taxable year and any prior taxable years (to the extent permitted under the Internal Revenue Code of 1986, as amended (the “Code”)) will be allocated among the Partners in such amounts as will cause, to the greatest extent possible, the distributions to the Partners pursuant to the Partnership Agreement to be made in accordance with the following liquidating distribution priority:

•                  first, to the holders of Class A Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero;

•                  second, to the holders of Class A Units in an amount equal to the number of Class A Units held by such holders multiplied by the fair market value of a share of our common stock as of the applicable valuation date, multiplied by the Adjustment Factor;

•                  third, to the holders of Class B Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero;

•                  fourth, to the holders of Class B Units in an amount equal to the number of Class B Units held by such holders multiplied by the fair market value of a share of our common stock as of the applicable valuation date, multiplied by the Adjustment Factor; and

•                  fifth, (i) 1% to the holders of Class A Units, and (ii) 99% to the holders of Class B Units, in each case, in proportion to the total number of Partnership units held by them.

Withholding

The Partnership is authorized to withhold from or pay on behalf of, or with respect to, each Partner any amount of federal, state, local or foreign taxes that the General Partner reasonably determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner under the Partnership Agreement.

Return of Capital

Except pursuant to the rights of redemption set forth in the Partnership Agreement, no limited partner will be entitled to the withdrawal or return of its capital contribution, except to the extent of distributions made pursuant to the Partnership Agreement or upon termination of the Partnership, as provided in the Partnership Agreement. Except to the extent otherwise expressly provided in the Partnership Agreement, no limited partner or assignee will have priority over any other limited partner or assignee either as to the return of capital contributions or as to profits, losses or distributions.

Redemption Rights

At any time following the first anniversary of the issuance of a Class A Unit to a limited partner, such limited partner or its assignee will have the right to require the Partnership to redeem such Class A Unit for the Cash Amount, payable within ten business days following written notice to the General Partner of the exercise of the redemption right. The General Partner, in its sole and absolute discretion, may elect to assume the Partnership’s obligation with respect to the redemption and satisfy the redemption (i) by paying the redemption price in cash equal to the Cash Amount, (ii) by delivering a number of shares of our common stock equal to the REIT Shares Amount, or (iii)                   by any combination thereof, in any case within ten business days following written notice to the General Partner of the exercise of the redemption right.

In connection with a redemption, the limited partner or its assignee must submit (i) such information or certification as the General Partner may reasonably require in connection with the ownership limitation and other restrictions in the Certificate of Incorporation that may apply to such limited partner’s acquisition of shares of our common stock, and (ii) such written representations, legal opinions, investment letters or other similar instruments reasonably necessary, in the General Partner’s reasonable opinion, to comply with the Securities Act. No holder of any Class A Units may effect a redemption for less than 500 Class A Units or, if such holder holds less than 500 Class A Units, all of the Class A Units held by such holder. Furthermore, each holder of Class A Units may effect a redemption only once in each fiscal quarter.

If (i) we engage in any merger, consolidation or other combination with another entity, a sale of all or substantially all of our assets or stock, or any conversion into another form of entity, and the shares of our common stock are converted into or exchanged for stock or other securities of another entity, or cash or other property, (ii) we fail to qualify as a REIT, or (iii) shares of our common stock cease to be listed on any national securities exchange (any event described in clauses (i), (ii) or (iii) being a “Fundamental Event”), then, from and after the occurrence of such Fundamental Event and, in the case of a Fundamental Event described in (ii) or (iii) above, only for so long as we fail to qualify as a REIT or the shares of our common stock cease to be listed on a national securities exchange, respectively:

•                  if the shares of our common stock are converted into, or exchanged for, only common equity securities of a REIT that are listed on a national securities exchange and cash paid in lieu of fractional shares, the Class A Units will thereafter become redeemable for such new REIT shares, or cash equal to their market value; and

•                  in all other cases:

•                  upon a subsequent redemption of a Class A Unit, the holder will be entitled to receive, for each Class A Unit, in lieu of the Cash Amount or the REIT Shares Amount, cash in an amount equal to (a) if we fail to qualify as a REIT, the fair market value of a share of our common stock as of the date of such failure, (b) if the shares of our common stock cease to be listed on any national securities exchange, the fair market value of a share of our common stock, or (c) in the case of any other Fundamental Event, the fair market value of the cash, securities or other property into which shares of our common stock were converted, or for which shares of our common stock were exchanged, in each case, subject to adjustment based on changes in the value of an index of publicly-traded healthcare REITs; and

•                  the Preferred Return Per Unit will be subsequently calculated with a cumulative increase occurring on the 10th day of each of February, May, August and November of each year in an amount equal to the regular quarterly cash dividend most recently paid by us prior to such Fundamental Event, subject to adjustment based on changes in the regular quarterly dividend paid by a group of publicly-traded healthcare REITs.

Partnership Right to Call Class A Units

On and after the date on which the aggregate Class A Units outstanding represent less than 5% of all outstanding Partnership units, the Partnership will have the right, but not the obligation, from time to time and at any time, to redeem some or all of the outstanding Class A Units by treating the holder thereof as having exercised its redemption right under the Partnership Agreement for the amount of Class A Units specified by the General Partner, in its sole and absolute discretion.  In addition, the Partnership has the right, but not the obligation, from time to time and at any time, to redeem all outstanding Class A Units by treating all holders thereof as having exercised their redemption rights under the Partnership Agreement for all of their Class A Units, on condition that, in addition to the redemption price, the Partnership pays a make-whole payment to the extent required by the PMB Agreements.

Transfers and Withdrawals

Restrictions on Transfer.  The Partnership Agreement restricts the transferability of Class A Units.  Any transfer or purported transfer of an interest in the Partnership not made in accordance with the Partnership Agreement will be null and void ab initio.  Under the Partnership Agreement, subject to certain exceptions, a limited partner cannot transfer or pledge any portion of its Partnership interest or any of its economic rights as a limited partner without the prior written consent of the General Partner, which may be withheld in the General Partner’s sole discretion.  A limited partner or assignee may, subject to the provisions of the Partnership Agreement, but without first obtaining the written consent of the General Partner, transfer any portion of its Partnership interest or any of its economic rights as a limited partner:

•                  to a partner in such limited partner or assignee in liquidation of such partner’s interest in such limited partner or assignee;

•                  to an immediate family member;

•                  to a family planning trust, a corporation, general or limited partnership, limited liability company or other legal entity in which the limited partner or assignee (together with their immediate family members) has a 50% or greater economic interest; or

•                  to certain charitable organizations.

In addition, a limited partner may, subject to the provisions of the Partnership Agreement, but without first obtaining the consent of the General Partner, pledge all or any portion of its Class A Units to a qualifying lending institution as collateral or security for a bona fide loan or other extension of credit and transfer such pledged Partnership interest to such lending institution in connection with the exercise of remedies under such loan or extension of credit. A limited partner pledging Class A Units must provide the Partnership with written notice of such pledge at least 20 days prior to undertaking such pledge, and must notify the Partnership of any default on the loan secured by such units promptly and of any foreclosure event with respect to any pledged Class A Units at least 10 days prior to the occurrence of such foreclosure event.

No transfer or assignment of an interest in the Partnership may be made by a Partner:

•                  to any person or entity who lacks the legal right, power or capacity to own a Partnership interest;

•                  if such transfer or assignment would, in the reasonable opinion of legal counsel to the Partnership or the General Partner, require registration under the Securities Act or would otherwise violate any applicable laws or regulations;

•                  of any component portion of an interest in the Partnership, such as the capital account, or rights to distributions, separate and apart from all other components of an interest in the Partnership;

•                  if such transfer would, based on the advice of legal counsel to the Partnership or the General Partner, adversely affect our ability to continue to qualify as a REIT or to comply with the requirements of the Code and Internal Revenue Service (“IRS”) regulations applicable to REITs or subject the General Partner or us to certain additional taxes;

•                  if such transfer would, in the reasonable opinion of counsel to the Partnership or the General Partner, cause a termination of the Partnership for federal or state income tax purposes (except as a result of the redemption (or acquisition by the General Partner) of all Class A Units held by all limited partners);

•                  if such transfer would, in the reasonable opinion of counsel to the Partnership or the General Partner, cause the Partnership to cease to be classified as a Partnership for federal income tax purposes (except as a result of the redemption (or acquisition by the General Partner) of all Class A Units held by all limited partners);

•                  if such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of the Employee Retirement Income Security Act (“ERISA”), a “party-in-interest” or a “disqualified person”;

•                  if such transfer would, in the reasonable opinion of counsel to the Partnership or the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan;

•                  if such transfer requires the registration of such Partnership interest pursuant to any applicable federal or state securities laws;

•                  if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, or causes the Partnership to become a “publicly traded partnership,” unless certain conditions specified in the Partnership Agreement are satisfied; or

•                  if such transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or ERISA, each as amended.

Substituted Limited Partners. Except for a transferee permitted pursuant to the Partnership Agreement, no limited partner will have the right to substitute a transferee as a limited partner in its place. Any transferee permitted pursuant to the Partnership Agreement will be admitted to the Partnership as a substituted limited partner. In addition, the General Partner will have the right to consent to the admission of any other transferee of the interest of a limited partner as a substituted limited partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. A transferee who has been admitted as a substituted limited partner in accordance with the Partnership Agreement will have all the rights and powers and be subject to all the restrictions and liabilities of a limited partner under the Partnership Agreement.

Assignees. An assignee of a Partnership interest who is not admitted as a substitute limited partner will be entitled to all the rights of an assignee of a limited partnership interest under Delaware law, including the right to receive distributions from the Partnership and the share of net income, net losses, recapture income and any other items of gain, loss, deduction and credit of the Partnership attributable to the Partnership interest assigned to such assignee, the rights to transfer its interest in accordance with the Partnership Agreement, and the right of redemption provided in the Partnership Agreement, but will not be deemed to be a limited partner for any purpose under the Partnership Agreement, and will not be entitled to vote any Partnership units on any matter presented to the limited partners for a vote (such units will be deemed to have been voted on such matters in the same proportion as all other units held by limited partners are voted).

Withdrawals. No limited partner may withdraw from the Partnership other than: (i) as a result of a permitted transfer of all of such limited partner’s Partnership units in accordance with the Partnership Agreement; (ii) as a result of a redemption of all of such limited partner’s Partnership units in accordance with the Partnership Agreement; or (iii) pursuant to any agreement consented to by the Partnership pursuant to which the limited partner’s interests in the Partnership are conveyed and the limited partner’s withdrawal is provided for.

Restrictions on the General Partner. The General Partner may not transfer any of its general partner interest or withdraw from the Partnership except for a withdrawal or transfer effected with the Consent of Class A Limited Partners, or a transfer of all of the General Partner’s interest to an affiliate of NHP LLC so long as NHP LLC remains obligated pursuant to its guarantee obligations under the Partnership Agreement.

Amendments of the Partnership Agreement

Amendments to the Partnership Agreement may be proposed by the General Partner or by limited partners holding a majority of the outstanding Class A Units.

Generally, the Partnership Agreement may be amended, modified or terminated only with the approval of the General Partner and the Consent of Class A Limited Partners. However, the General Partner has the power to amend the Partnership Agreement without obtaining the Consent of Class A Limited Partners to:

•                  add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any affiliate of the General Partner for the benefit of the limited partners;

•                  reflect the admission, substitution, or withdrawal of Partners or the termination of the Partnership in accordance with the terms of the Partnership Agreement;

•                  reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect;

•                  cure any ambiguity, correct or supplement any provision in the Partnership Agreement not inconsistent with law or with other provisions of the Partnership Agreement, or make other changes concerning matters under the Partnership Agreement that will not otherwise be inconsistent with the Partnership Agreement or law;

•                  satisfy any requirements, conditions or guidelines of any federal or state agency or contained in any federal or state law;

•                  reflect changes that are reasonably necessary for us to maintain our status as a REIT;

•                  modify the manner in which capital accounts are computed to the extent set forth in the Partnership Agreement, the Code or IRS regulations; or

•                  issue additional Partnership units in accordance with the Partnership Agreement.

Amendments that would convert a limited partner’s interest into a general partner interest, adversely affect the limited liability of a limited partner, alter a Partner’s right to receive any distributions or allocations of profits or losses (other than a change that is expressly permitted by the Partnership Agreement), alter or modify the redemption rights described above, alter or modify certain provisions of the Partnership Agreement restricting the General Partner’s ability to transfer its general partner interest, or change the rights described in this paragraph must be approved by each limited partner that would be adversely affected by such amendment, except that the unanimous consent of all of the limited partners that are adversely affected is not required for any amendment that affects all limited partners holding the same class or series of Partnership units on a uniform or pro rata basis.

Procedures for Actions and Consents of the Partners

Meetings of the Partners may be called by the General Partner and will be called upon the receipt by the General Partner of a written request by limited partners holding a majority of the outstanding Class A Units. Notice of any such meeting will be given to all Partners not less than seven days nor more than 30 days prior to the date of such meeting.

Partners may vote in person or by proxy at such meeting. Each meeting of Partners will be conducted by the General Partner or such other person as the General Partner may appoint under such rules for the conduct of the meeting as the General Partner or such other person deems appropriate.  Whenever the vote or consent of Partners is permitted or required under the Partnership Agreement, such vote or consent may be given at a meeting of Partners or without a meeting if a written consent setting forth the action so taken is signed by the General Partner and limited partners holding a majority of the outstanding Class A Units (or such other percentage as is expressly required by the Partnership Agreement).

Records and Accounting; Fiscal Year

The Partnership Agreement requires the General Partner to keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by Delaware law and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business. The books of the Partnership will be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles in the United States (“GAAP”). The fiscal year of the Partnership is the calendar year.

Tax Matters Partner and Partnership Representative

For all taxable years ending on or before December 31, 2017 in which the TEFRA Partnership Audit Rules (as defined below) apply, the General Partner is the “tax matters partner” of the Partnership for U.S. federal income tax purposes.  As such, the General Partner is authorized, but not required, to take certain actions on behalf of the

Partnership with respect to tax matters and is responsible for the preparation and timely filing of Partnership tax returns.

For all taxable years of the Partnership beginning on or after January 1, 2018, the General Partner (or any other person or entity designated in the sole discretion of the General Partner) shall be the “partnership representative” as defined by the Revised Partnership Audit Procedures (as defined below). The partnership representative shall be permitted to take any and all actions under the Code and Treasury Regulations, and shall have any power necessary to perform fully in such capacity.

Indemnification and Exculpation

To the extent permitted by applicable law, the Partnership Agreement provides that the Partnership will indemnify the General Partner, its officers, directors, members, managers, employees, agents, partners, representatives and affiliates, and other persons the General Partner may designate from and against losses and liabilities arising from claims, suits and proceedings relating to the operations of the Partnership. Similarly, the Partnership Agreement provides that neither the General Partner nor any of its partners, members, officers or directors will be liable for damages to the Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law, or any act or omissions if the General Partner or such partner, member, officer or director acted in good faith.

Dissolution and Winding Up

Dissolution. The Partnership will not be dissolved by the admission of substituted limited partners or additional limited partners or by the admission of a successor general partner in accordance with the terms of the Partnership Agreement. The Partnership will dissolve, and its affairs will be wound up, only upon the first to occur of any of the following (each a “Liquidating Event”):

•                  other than an event of bankruptcy, the incapacity of the General Partner or an event of withdrawal of the General Partner unless, within 90 days after such incapacity or event of withdrawal, the remaining Partners holding a majority in interest of the issued and outstanding Partnership units agree in writing to continue the business of the Partnership and to the appointment of a substitute general partner;

•                  entry of a decree of judicial dissolution of the Partnership under the provisions of Delaware law;

•                  any sale, transfer or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership; or

•                  a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case, under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment, the remaining Partners holding a majority in interest of the issued and outstanding Partnership units agree in writing to continue the business of the Partnership and to the appointment of a substitute General Partner.

Winding Up.  Upon the occurrence of a Liquidating Event, the Partnership will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. After the occurrence of a Liquidating Event, no Partner will take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner or, in the event that there is no remaining general partner, any person elected by a majority in interest of the limited partners (the General Partner or such other person being referred to as the “Liquidator”) will be responsible for overseeing the winding up and dissolution of the Partnership and will take full account of the Partnership’s liabilities and property, and the Partnership property will be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom will be applied and distributed in the following order:  (i) first, to the satisfaction of all of the Partnership’s debts and liabilities to creditors other than the Partners and their affiliates (whether by payment or the making of reasonable provision for payment thereof); (ii) second, pari passu to the satisfaction of all of the Partnership’s debts and liabilities to the Partners and their affiliates (whether by payment or the reasonable provision for payment thereof); and (iii) the balance, if any, to the General Partner, the limited partners and their assignees in accordance with and in proportion to their positive capital account balances, after giving effect to all contributions, distributions and allocations for all periods.

If, prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may defer for a reasonable time the liquidation of any assets, except those necessary to satisfy liabilities of the Partnership, or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the Partnership Agreement, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.

Adjustment Factor

We calculate that the “Adjustment Factor,” as that term is used in this prospectus and the Partnership Agreement, is currently 0.9051. However, the Adjustment Factor is subject to adjustment, in certain cases in accordance with the terms of the Partnership Agreement, if: (i) we declare or pay a stock dividend on our outstanding common stock or make a distribution of common stock to all holders of our outstanding common stock; (ii) we split or subdivide our outstanding common stock; (iii) we effect a reverse stock split or otherwise combine our outstanding common stock into a smaller number of shares of common stock; (iv) we distribute to all holders of our common stock any rights, options or warrants to subscribe for or to purchase or to otherwise acquire shares of our common stock (or other securities or rights convertible into, exchangeable for or exercisable for our common stock) at a price per share less than the fair market value of a share of our common stock on the record date for such distribution; or (v) by dividend or otherwise, we distribute to all holders of our common stock evidences of our indebtedness or assets (including securities, but excluding cash and excluding any dividend or distribution referred to in clause (i) above), other than evidences of indebtedness or assets we receive, directly or indirectly, pursuant to a distribution by the Partnership. Under certain circumstances, the Partnership may issue to each limited partner additional Class A Units (or fractions thereof) in lieu of an adjustment to the Adjustment Factor.

Certain Defined Terms

“Allocable Net Income” means, for any taxable period, an amount equal to the Partnership’s net income or net loss for such period computed without regard to the following items: (i) loss resulting from any disposition of Partnership property; and (ii) depreciation; provided, however, (x) that Allocable Net Income of the Partnership for any taxable period shall be limited to and shall not exceed the Partnership’s taxable income for such taxable period; and (y) if Allocable Net Income is a negative number, it shall be treated as zero.

“Applicable Percentage” means a percentage specified in the Partnership Agreement that varies depending on the percentage of all outstanding Partnership units that are represented by Class A Units. The Applicable Percentage ranges from 89.6% (if Class A Units represent 12.4% or less of all Partnership units) to 98.7% (if the Class A Units represent 57.5% or more of all Partnership units).

“Available Cash” means, with respect to any period for which such calculation is being made:

(a)                                 the sum, without duplication, of:

(i)                                     net income, if any, determined in accordance with GAAP;

(ii)                                  depreciation and all other non-cash charges deducted in determining net income or net loss for such period;

(iii)                               the amount of any reduction in the reserves or other cash or similar balances referred to in clause (b)(vi) below; and

(iv)                              all other cash received by the Partnership for such period that was not included in determining net income or net loss for such period;

(b)                                 less the sum, without duplication, of:

(i)                                     net loss, if any, determined in accordance with GAAP;

(ii)                                  all regularly scheduled principal debt payments made by the Partnership during such period (excluding balloon payments);

(iii)                               capital expenditures made by the Partnership during such period for maintenance, repairs and tenant improvements but not for development or expansion;

(iv)                              all other expenditures and payments not deducted in determining net income or net loss for such period (excluding balloon payments on indebtedness and capital expenditures for development or expansion);

(v)                                 any amount included in determining net income or net loss for such period that does not correspond to a cash amount actually received by the Partnership during such period; and

(vi)                              the amount of any reserves or other cash or similar balances (including, but not limited to, working capital reserves, debt reserve funds, and capital improvements reserves) established during such period (or if previously established, the amount of any increase therein) that the General Partner determines in good faith to be necessary or appropriate for a legitimate business purpose of the Partnership and not for the purpose of depriving limited partners of distributions of Available Cash.

Notwithstanding the foregoing, “Available Cash” does not include (i) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Partnership, (ii) any capital contributions, whenever received, (iii) any proceeds from the disposition of a property or (iv) any proceeds from a financing.

“Cash Amount” means an amount of cash per Class A Unit equal to the product of (i) the fair market value of a share of our common stock multiplied by (ii) the REIT Shares Amount, determined as of the applicable valuation date.

“Partnership Record Date” means a date established by the General Partner for the determination of Partners entitled to receive distributions of Available Cash, which date shall be the same as the record date established by us for the payment of ordinary dividends to holders of our common stock.

“Preferred Return Per Unit” means with respect to each Partnership unit outstanding on a specified Partnership Record Date, an amount initially equal to zero, and increased cumulatively on each Partnership Record Date by an amount equal to the product of (i) the cash dividend per share of common stock we declare for holders of our common stock on such Partnership Record Date, multiplied by (ii) the Applicable Percentage in effect on such Partnership Record Date, multiplied by (iii) the Adjustment Factor in effect on such Partnership Record Date; provided, however, that, for each Partnership unit, the increase that shall occur in accordance with the foregoing on the first Partnership Record Date that occurs on or after the date on which such Partnership unit was first issued shall be the foregoing product of (i), (ii) and (iii) above, multiplied by a fraction, the numerator of which shall be the number of days that such Partnership unit was outstanding up to and including such first Partnership Record Date, and the denominator of which shall be the total number of days in the period from but excluding the immediately preceding Partnership Record Date to and including such first Partnership Record Date; provided, further, that the Preferred Return Per Unit may be calculated differently if a Fundamental Event occurs. If we declare a dividend on our outstanding common stock in which holders of common stock may elect to receive all or a portion of such dividend in cash, additional shares of common stock, or a combination thereof, then, for purposes of this definition, the “cash dividend per share of common stock” shall be deemed to equal the quotient obtained by dividing (x) the aggregate amount of cash paid by us to holders of our outstanding common stock in such dividend, by (y) the aggregate number of shares of our common stock outstanding as of the close of business on the record date for such dividend.

“Preferred Return Shortfall” means, for any holder of Partnership units, the amount (if any) by which (i) the Preferred Return Per Unit with respect to all Partnership units held by such holder exceeds (ii) the aggregate amount previously distributed with respect to such Partnership units pursuant to (a) in the case of Class A Units, clause (i) under “— Distributions of Available Cash” and clause (x) under “— Distributions of Disposition Proceeds and Financing Proceeds,” or (b) in the case of Class B Units, clause (ii) under “— Distributions of Available Cash” and clause (y) under “— Distributions of Disposition Proceeds and Financing Proceeds.”

“REIT Shares Amount” means a number of shares of our common stock equal to the sum of (a) the product of (i) the number of Class A Units tendered for redemption multiplied by (ii) the Adjustment Factor, plus (b) the quotient of (i) the product of (x) the number of Class A Units tendered for redemption multiplied by (y) the Preferred Return Shortfall Per Unit divided by (ii) the fair market value of a share of our common stock as of the applicable valuation date.

“Revised Partnership Audit Procedures” means the provisions of Subchapter C of Chapter 63 of the Code (Sections 6221 through 6241 of the Code together with any subsequent amendments thereto) and the Treasury Regulations promulgated thereunder (whether proposed, temporary or final), including any subsequent amendments, successor provisions, published administrative interpretations thereof, or other guidance thereunder, and any similar procedures established by a state, local, or non-U.S. taxing authority.

“TEFRA Partnership Audit Rules” means the provisions contained in Subchapter C of Chapter 63 of the Code, as originally enacted in 1982 and amended prior to enactment of the Bipartisan Budget Act of 2015.

COMPARISON OF CLASS A UNITS AND COMMON STOCK

The summary set forth below compares certain terms of the Class A Units and shares of our common stock. It does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws and the Partnership Agreement, each of which is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. You should read our Certificate of Incorporation, our Bylaws and the Partnership Agreement before electing to redeem any Class A Units.

CLASS A UNITS	COMMON STOCK
Nature of Investment

The Class A Units constitute limited partnership interests in NHP/PMB L.P., a Delaware limited partnership.

The shares of our common stock constitute equity interests in Ventas, Inc., a Delaware corporation, and the rights of holders of our common stock are governed by our Charter, Bylaws and the Delaware General Corporation Law (the “DGCL”).

Voting Rights

Under the Partnership Agreement, the holders of Class A Units have voting rights only with respect to certain limited matters, such as certain amendments and termination of the Partnership Agreement, institution of bankruptcy proceedings, assignments for the benefit of creditors, certain admissions of additional partners, transfers by the General Partner of its interest in the Partnership, transfers of certain properties, withdrawal of the General Partner from the Partnership and the incurrence of debt or disposition of property if such incurrence or disposition would cause the Partnership’s leverage ratio to exceed 65% or the Partnership’s cash flow ratio to be less than 1.15. See “Description of Class A Units—Management by the General Partner.”

Subject to the provisions of our Certificate of Incorporation regarding the restrictions on the transfer and ownership of shares of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of our common stock possess the exclusive voting power.

Our Bylaws provide that when a quorum is present at any meeting, the vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the DGCL or our Certificate of Incorporation or Bylaws a different vote is required, in which case such express provision shall govern and control the decision of such question.

Distributions/Dividends

On the date the General Partner establishes for the payment of distributions to the Partners (which is the same date we establish for the payment of ordinary dividends to holders of our common stock), the General Partner must cause the Partnership to distribute to the persons who were Partners on the relevant record date an amount equal to the Available Cash (if any) generated by the Partnership during the calendar quarter that ended immediately prior to such record date, as follows: (i) first, to the holders of Class A Units in accordance with each such

Under the DGCL, dividends may be declared by the board of directors of a corporation and paid out of surplus, and, if no surplus is available, out of any net profits for the then current fiscal year or the preceding fiscal year, or both, if the payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of the corporation. Our Certificate of Incorporation provides that, after meeting requirements regarding preferential dividends or amounts for any series of preferred stock, holders of our common stock are entitled to dividends or distributions, if any, as our Board of Directors may declare from time to time.

CLASS A UNITS	COMMON STOCK

holder’s Preferred Return Per Unit with respect to all units of the Partnership held by such holder, less the aggregate amount previously distributed with respect to such holder’s units pursuant to this clause (i); and (ii) second, (x) 1% to the holders of Class A Units, and (y) 99% to the holders of Class B Units, in each case, allocated among the holders of such Partnership units in accordance with the weighted average number of Partnership units held by them during the calendar quarter that ended immediately prior to the record date. See “Description of Class A Units—Distributions—Distributions of Available Cash.”

In the event of either (i) a taxable disposition of any of the Partnership’s properties (other than as part of a sale, transfer or other disposition of all or substantially all of the Partnership’s assets or a related series of transactions that, taken together, result in the sale or disposition of all or substantially all of the assets of the Partnership) or (ii) an incurrence of debt, the General Partner will cause the Partnership to distribute the balance of the net proceeds of such disposition or net proceeds received by the Partnership in connection with the incurrence of debt not reinvested by the General Partner in accordance with the terms of the Partnership Agreement, as follows: (i) first, to the holders of Class A Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; (ii) second, to the holders of Class B Units in accordance with their Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; and (iii) third, 1% to the holders of Class A Units, and 99% to the holders of the Class B Units, in each case, in proportion to the number of Partnership units they hold. “Description of Class A Units—Distributions—Distributions of Disposition Proceeds and Financing Proceeds.”

Liquidity and Transferability/Redemption

The Class A Units are not listed on any securities exchange, and there is no public market for the Class A Units.

Under the Partnership Agreement, subject to certain exceptions, a limited partner cannot transfer any portion of its Partnership interest, or any of such limited partner’s economic rights as a limited partner without the prior written consent of the General Partner, which may be withheld in the General Partner’s sole discretion. See “Description of Class A Units—Transfers and Withdrawals.”

Commencing on the first anniversary of the issuance of a Class A Unit, the limited partner holding such Class A Unit has the right, subject to the terms and conditions of the Partnership Agreement, to require the

Our common stock is traded on the New York Stock Exchange under the symbol “VTR.”

Except with regard to persons exempted by the Ventas board of directors, no person may acquire or hold, directly or indirectly, beneficial ownership in excess of 9.0% of the number or value of the outstanding shares of Ventas common stock or in excess of 9.9% of the number or value of the outstanding shares of Ventas preferred stock. Any transfer of shares that would result in Ventas’s shares being beneficially owned by fewer than 100 persons is void ab initio.

CLASS A UNITS	COMMON STOCK

Partnership to redeem such Class A Unit for the Cash Amount. The General Partner, in its sole and absolute discretion, may elect to assume the Partnership’s obligation with respect to the redemption and satisfy the redemption by paying the redemption price in cash equal to the Cash Amount, by delivering a number of shares of our common stock equal to the REIT Shares Amount, or by any combination thereof. See “Description of Class A Units—Redemption Rights.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our election to be taxed as a REIT and the acquisition, ownership and disposition of our common stock. For purposes of this discussion, references to “we,” “our” and “us” mean only Ventas, Inc. and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•                  the Code;

•                  current, temporary and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”);

•                  the legislative history of the Code;

•                  administrative interpretations and practices of the IRS; and

•                  court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Potential tax reforms may result in significant changes to the rules governing U.S. federal income taxation. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect our ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of an investment in us, including those described in this discussion. Moreover, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT. Any such changes could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws, associated with the acquisition, ownership or disposition of our common stock, or our election to be taxed as a REIT.

You are urged to consult your tax advisor regarding the tax consequences to you of:

•                  the exercise of redemption rights with respect to the Class A Units;

•                  the acquisition, ownership and disposition of our common stock, including the U.S. federal, state, local, non-U.S. and other tax consequences;

•                  our election to be taxed as a REIT for U.S. federal income tax purposes; and

•                  potential changes in applicable tax laws.

Tax Consequences of the Exercise of Redemption Rights

If you are a holder of Class A Units and you exercise your right to require the Partnership to redeem all or part of your Class A Units, and we elect to acquire some or all of your Class A Units in exchange for our common stock, the exchange will be a taxable transaction. You generally will recognize gain in an amount equal to the value of our common stock that you receive, plus the amount of liabilities of the Partnership allocable to your Class A

Units being exchanged, less your tax basis in those Class A Units. The recognition of any loss may be subject to a number of limitations set forth in the Code. The character of any gain or loss as capital or ordinary, or any gain as recapture gain under Section 1250 of the Code, will depend on the nature of the assets of the Partnership at the time of the exchange. The tax treatment of any redemption of your Class A Units by the Partnership in exchange for cash may be similar, depending on your circumstances.

Taxation of Our Company

General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1999. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT.

Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us, as of the date of this prospectus, to the effect that, commencing with our taxable year ended December 31, 2013, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

•                  First, we will be required to pay regular U.S. federal corporate income tax on any undistributed REIT taxable income, including undistributed capital gain.

•                  Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See “—Foreclosure Property.”

•                  Third, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•                  Fourth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•                  Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•                  Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•                  Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•                  Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.

•                  Ninth, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries” described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.

•                  Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” as described below under “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

•                  Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the tax basis of the stockholder in our common stock.

•                  Twelfth, if we fail to comply with the requirement to send annual letters to our stockholders holding at least a certain percentage of our stock, as determined under applicable Treasury Regulations, requesting information regarding the actual ownership of our stock, and the failure is not due to reasonable cause or is due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations.

From time to time, we may own properties in other countries, which may impose taxes on our operations within their jurisdictions. To the extent possible, we will structure our activities to minimize our non-U.S. tax liability. However, there can be no assurance that we will be able to eliminate our non-U.S. tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those non-U.S. taxes.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)         that is managed by one or more trustees or directors;

(2)         that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)         that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)         that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)         that is beneficially owned by 100 or more persons;

(6)         not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)         that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized and have operated in a manner that has allowed us, and will continue to allow us, to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to our common stock is contained in the discussion in this prospectus under the heading “Description of Common Stock — Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, then except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership (for purposes of this discussion, references to “partnership” include a limited liability company treated as a partnership for U.S. federal income tax purposes, and references to “partner” include a member in such a limited liability company), Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or disregarded entity for U.S. federal income tax purposes in which we directly or indirectly own an interest is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships is set forth below in “—Tax Aspects of the Subsidiary Partnerships and the Limited Liability Companies.”

We generally have control of most of the subsidiary partnerships in which we own an interest and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships. If a partnership in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or take other corrective action on a timely basis. In such a case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We currently own an interest in a number of taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care properties, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. A REIT is not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by the taxable REIT subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the taxable REIT subsidiary. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.” For taxable years beginning after December 31, 2017, taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions.  See “—Annual Distribution Requirements.” While not certain, this provision may limit the ability of our taxable REIT subsidiaries to deduct interest, which could increase their taxable income.

Ownership of Interests in Subsidiary REITs. We own and may acquire direct or indirect interests in one or more entities that have elected or will elect to be taxed as REITs under the Code (each, a “Subsidiary REIT”). A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on our ability to comply with the REIT income and asset tests, and thus could impair our ability to qualify as a REIT unless we could avail ourselves of certain relief provisions.

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•                  The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•                  Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•                  Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

•                  We generally may not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”

A substantial portion of our rental income is derived from leases of health care properties to our taxable REIT subsidiaries. In order for the rent payable under each of these leases to constitute “rents from real property,” each lease must be respected as a true lease for U.S. federal income tax purposes and must not be treated as a service contract, joint venture, or some other type of arrangement. We believe that each such lease is a true lease for U.S. federal income tax purposes. However, this determination is inherently a question of fact, and we cannot assure you that the IRS will not successfully assert a contrary position. If any lease is not respected as a true lease, part or all of the payments that we receive as rent from our taxable REIT subsidiary with respect to such lease may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we may not be able to satisfy either the 75% or 95% gross income test and, as a result, could fail to qualify as a REIT.

Also, our taxable REIT subsidiaries may not operate or manage a health care property or provide rights to any brand name under which any health care property is operated. However, rents we receive from a lease of a health care property to our taxable REIT subsidiary will constitute “rents from real property” if the following conditions are satisfied:

•                  First, the health care property must be a “qualified health care property.” A qualified health care property is any real property (including interests therein), and any personal property incident to such real property, which is (or is necessary or incidental to the use of) a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in Medicare with respect to such facility; and

•                  Second, the health care property must be managed by an “eligible independent contractor.” An eligible independent contractor is an independent contractor that, at the time the management contract is entered into, is actively engaged in the trade or business of operating qualified health care properties for any person not related to us or any of our taxable REIT subsidiaries. For this purpose, an independent contractor means any person (i) that does not own (taking into account relevant attribution rules) more than 35% of our capital stock, and (ii) with respect to which no person or group owning directly or indirectly (taking into account relevant attribution rules) 35% or more of our capital stock owns 35% or more directly or indirectly (taking into account relevant attribution rules) of the ownership interest in the contractor.

We believe each health care property that we lease to our taxable REIT subsidiaries is a qualified health care property, and each health care property manager engaged by our taxable REIT subsidiaries to manage each health care property is an eligible independent contractor. Furthermore, while we will monitor the activities of the eligible independent contractors to maximize the value of our health care property investments, neither we nor our taxable REIT subsidiary lessees will directly or indirectly operate or manage our health care properties. Thus, we believe that the rents we derive from our taxable REIT subsidiaries with respect to the leases of our health care properties will qualify as “rents from real property.”

We generally do not intend to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we generally have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have investments in several entities located outside the United States and from time to time may invest in additional entities or properties located outside the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause us to incur foreign currency gains or losses. Any foreign currency gains, to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be excluded from these tests.

To the extent our taxable REIT subsidiaries pay dividends or interest, our allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except that our allocable share of such interest would also qualify under the 75% gross income test to the extent the interest is paid on a loan that is adequately secured by real property).

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•                  following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•                  our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. See “—Failure to Qualify” below. As discussed above in “—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property (other than any foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships in which we own an interest, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend, and do not intend to permit any of the partnerships in which we own an interest, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by us or the subsidiary partnerships are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a taxable REIT subsidiary, but such income will be subject to regular U.S. federal corporate income tax.

Penalty Tax. Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We do not believe we have been, and do not expect to be, subject to this penalty tax, although any rental or service arrangements we enter into from time to time may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on any overstated rents paid to us, or any excess deductions or understated income of our taxable REIT subsidiaries.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property or on both real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for certain investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets , and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, securities satisfying the “straight debt” safe harbor, securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code. From time to time we may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We intend that our ownership of any such securities will be structured in a manner that allows us to comply with the asset tests described above.

Fourth, not more than 20% (25% for taxable years beginning after July 30, 2008 and before January 1, 2018) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. We currently own the equity interests of certain companies that have elected, together with us, to be treated as our taxable REIT subsidiaries, and we may acquire securities in additional taxable REIT subsidiaries in the future. So long as each of these companies qualifies as a taxable REIT subsidiary of ours, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of the securities of such companies. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 20% (25% for taxable years beginning after July 30, 2008 and before January 1, 2018) of the aggregate value of our gross assets. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our qualified REIT subsidiaries or partnerships) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership that owns such securities). For example, our indirect ownership of securities of each issuer may increase as a result of our capital contributions to, or the redemption of other partners’ or members’ interests in, a partnership in which we have an ownership interest. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a taxable

REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements.  To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•                  90% of our REIT taxable income; and

•                  90% of our after-tax net income, if any, from foreclosure property; minus

•                  the excess of the sum of certain items of non-cash income over 5% of our REIT taxable income.

For these purposes, our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within the five-year period following our acquisition of such asset, as described above under “—General.”

For taxable years beginning after December 31, 2017, and except as provided below, a taxpayer’s deduction for net business interest expense will generally be limited to 30% of its taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years. If we or any of the subsidiary partnerships are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We believe that we or any of the subsidiary partnerships that are subject to this interest expense limitation will be eligible to make this election. If such election is made, although we or such subsidiary partnership, as applicable, would not be subject to the interest expense limitation described above, depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a publicly offered REIT. However, Subsidiary REITs we may own from time to time may not be treated as publicly offered REITs. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay regular U.S. federal corporate income tax on the undistributed amount. We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving our cash.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In that case, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

We have net operating loss carryforwards that we may use (subject to certain limitations) to reduce our annual distribution requirements.

Like-Kind Exchanges. We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.

Tax Liabilities and Attributes Inherited in Connection with Acquisitions.  From time to time, we may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historical tax attributes and liabilities of such entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “—General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.

Moreover, we may from time to time acquire other REITs through a merger or acquisition. If any such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we, as the surviving corporation in the merger or acquisition, would be obligated to pay) regular U.S. federal corporate income tax on its taxable income for such taxable years. In addition, if such REIT was a C corporation at the time of the merger or acquisition, the tax consequences described in the preceding paragraph generally would apply. If such REIT failed to qualify as a REIT for any of its taxable years, but qualified as a REIT at the time of such merger or acquisition, and we acquired such REIT’s assets in a transaction in which our tax basis in the assets of such REIT is determined, in whole or in part, by reference to such REIT’s tax basis in such assets, we generally would be subject to tax on the built-in gain on each asset of such REIT as described above if we were to dispose of the asset in a taxable transaction during the five-year period following such REIT’s requalification as a REIT, subject to certain exceptions. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “—Prohibited Transaction Income”).

Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.

Foreclosure Property.  The foreclosure property rules permit us (by our election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, we would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends we would be required to distribute to stockholders. See “—Annual Distribution Requirements”.  This corporate tax would not apply to income that qualifies under the REIT 75% income test.

Foreclosure property treatment (other than for qualified health care property) is available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. Foreclosure property treatment for qualified health care property is available for an initial period of two years and may, in certain circumstances, be extended for an additional four years. However, foreclosure property treatment will end on the first day on which we enter into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent).

Failure to Qualify.  If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay regular U.S. federal corporate income tax, including any applicable alternative minimum tax for taxable years beginning before January 1, 2018, on our taxable income. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, we will not be required to distribute any amounts to our stockholders, and all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate stockholders may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026 for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain limitations. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Subsidiary Partnerships and the Limited Liability Companies

General. From time to time, we may own, directly or indirectly, interests in various partnerships and limited liability companies. We expect these will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners of such partnerships are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership. We will include in our income our share of these partnership items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by these partnerships, based on our capital interests in each such entity. See “—Taxation of Our Company—Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.” A disregarded entity is not treated as a separate entity for U.S. federal income tax purposes, and all assets, liabilities and items of income, gain, loss, deduction and credit of a disregarded entity are treated as assets, liabilities and items of income, gain, loss, deduction and credit of its parent that is not a disregarded entity for all purposes under the Code, including all REIT qualification tests.

Entity Classification. Our interests in the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities for U.S. federal income tax purposes. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that any subsidiary partnership will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Taxation of Our Company—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of a subsidiary treated as a partnership or disregarded entity to a corporation might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe that each of the partnerships and limited liability companies are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.

Allocations of Items of Income, Gain, Loss and Deduction. A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) generally will determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. We intend that the allocations of taxable income and loss in each of the partnerships in which we own an interest from time to time comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Some of the partnerships in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Code. Under Section 704(c) of the Code we could be allocated less depreciation or more gain on sale with respect to a contributed property than the amounts that would have been allocated to us if we had instead acquired the contributed property with an initial tax basis equal to its fair market value. Such allocations might adversely affect our ability to comply with the REIT distribution requirements. See

“—Taxation of Our Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by a subsidiary partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules.  The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how certain aspects of these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.  Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.

Material U.S. Federal Income Tax Consequences to Holders of Our Common Stock

The following discussion is a summary of the material U.S. federal income tax consequences to you of acquiring, owning and disposing of our common stock. This discussion is limited to holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, except where specifically noted, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•                  U.S. expatriates and former citizens or long-term residents of the United States;

•                  persons subject to the alternative minimum tax;

•                  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•                  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•                  banks, insurance companies, and other financial institutions;

•                  REITs or regulated investment companies;

•                  brokers, dealers or traders in securities;

•                  “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•                  S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•                  tax-exempt organizations or governmental organizations;

•                  persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•                  persons deemed to sell our common stock under the constructive sale provisions of the Code; and

•                  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•                  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•                  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Taxation of Taxable U.S. Holders of Our Common Stock

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our outstanding common stock.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder to the extent of the U.S. holder’s adjusted tax basis in such shares of stock. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by such amount, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. holders that receive taxable stock distributions, including distributions partially payable in our common stock and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in our common stock generally is equal to the amount of cash that could have been received instead of the common stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the common stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. holder that receives common stock pursuant to such distribution generally has a tax basis in such common stock equal to the amount of cash that could have been received instead of such common stock as described above, and has a holding period in such common stock that begins on the day immediately following the payment date for the distribution.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year.   In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:

•                  include its pro rata share of our undistributed capital gain in computing its long-term capital gains in its U.S. federal income tax return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•                  be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;

•                  receive a credit or refund for the amount of tax deemed paid by it;

•                  increase the adjusted tax basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•                  in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. holder of our common stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of our common stock and income designated as qualified dividend income, as described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock. If a U.S. holder sells or disposes of shares of our common stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, non-corporate U.S. holders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026 for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain limitations.

Taxation of Tax-Exempt Holders of Our Common Stock

Dividend income from us and gain arising upon a sale of shares of our common stock generally should not be unrelated business taxable income (“UBTI”) to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our common stock is (and, we anticipate, will continue to be) publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Common Stock

The following discussion addresses the rules governing U.S. federal income taxation of the acquisition, ownership and disposition of our common stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by us of United States real property interests (“USRPIs”) nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular graduated rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

(1)         a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or

(2)         the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1)         the investment in our common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)         the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation.  The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our common stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability.  If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

Sale of Our Common Stock. Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation,” or USRPHC, will constitute a USRPI.  We believe that we are a USRPHC.  Our common stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock is (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our common stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such common stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

(1)         our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the New York Stock Exchange; and

(2)         such non-U.S. holder owned, actually and constructively, 10% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of our common stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our common stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless our common stock is “regularly traded” and the non-U.S. holder did not own more than 10% of our common stock at any time during the one-year period ending on the date of the distribution described in clause (1).

If gain on the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, and if shares of our common stock were not “regularly traded” on an established securities market, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Information Reporting and Backup Withholding

U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our common stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•                  the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•                  the holder furnishes an incorrect taxpayer identification number;

•                  the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•                  the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders. Payments of dividends on our common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock, subject to certain limitations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our common stock.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our common stock, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

VALIDITY OF THE OFFERED SECURITIES

The validity of the shares of our common stock to be offered by this prospectus has been passed upon for us by Latham & Watkins LLP. In addition, Latham & Watkins LLP has issued an opinion to us regarding certain tax matters described herein under “Certain U.S. Federal Income Tax Considerations.”

EXPERTS

Ventas

Our consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read the reports, proxy statements and other information that we file with the SEC at the website maintained by the SEC at www.sec.gov. Ventas, Inc. is a publicly held corporation and its common stock is traded on the New York Stock Exchange under the symbol “VTR.” Information about us is also available on our website at www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included herein as an inactive textual reference only.

We are incorporating by reference in this prospectus certain information that we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file with the SEC will automatically update and supersede this information. We are incorporating by reference herein the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof until all of the securities offered hereby are sold:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 8, 2019;

•                  our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the SEC on April 29, 2019, for the fiscal quarter ended June 30, 2019, filed with the SEC on July 26, 2019 and for the fiscal quarter ended September 30, 2019, filed with the SEC on October 25, 2019;

•                  our Current Reports on Form 8-K filed with the SEC on February 13, 2019, February 26, 2019, May 15, 2019, May 29, 2019, June 6, 2019, June 11, 2019, June 21, 2019, June 24, 2019, July 3, 2019, July 26, 2019, August 12, 2019, August 21, 2019, October 21, 2019 and October 25, 2019 (other than the portions of such documents not deemed to be filed);

•                  our Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Stockholders, filed with the SEC on April 1, 2019 (with respect to the information contained therein that is incorporated by reference in Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018); and

•                  the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-10989), filed with the SEC on January 23, 1992, as amended.

We do not incorporate by reference any information under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits, or in any document or other information that is deemed to have been “furnished” to and not “filed” with the SEC. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Ventas, Inc.

Attention: Corporate Secretary

353 North Clark Street, Suite 3300

Chicago, Illinois 60654

(877) 483-6827

No separate financial statements of the Partnership have been included herein. It is not expected that the Partnership will file reports, proxy statements or other information under the Exchange Act with the SEC.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that included or incorporated by reference herein. If anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered hereby are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented herein does not extend to you. The information contained herein speaks only as of the date hereof unless the information specifically indicates that another date applies.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                                                  Other Expenses of Issuance and Distribution

The expenses of this offering (all of which are to be paid by the Registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee	$24,899
Legal fees and expenses	75,000	*
Accounting fees and expenses	100,000	*
Blue Sky fees and expenses (including legal fees)	10,000	*
New York Stock Exchange Supplemental Listing Fee	10,000	*
Miscellaneous fees and expenses	10,000	*
TOTAL	$229,899	*

* Estimated and subject to future contingencies.

Item 15.                                                  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers Ventas, Inc. (“Ventas”) to, and Article VII of Ventas’ Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), provides that Ventas will, indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), because he or she is or was a director or officer of Ventas, or is or was serving at the request of Ventas as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding. Ventas may provide by action of its board of directors through agreement, resolution or by a provision in its Fifth Amended and Restated Bylaws, as amended (the “Bylaws”), indemnification of its employees and agents with substantially the same scope and effect as the indemnification provided in Article VII of the Certificate.

Expenses incurred by such a person in his or her capacity as a director or officer of Ventas (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by Ventas in advance of the final disposition of such Proceeding as authorized by the Ventas’ board of directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts, unless it is ultimately determined that such person is entitled to be indemnified by Ventas as authorized by the DGCL. Expenses incurred by a person in any capacity other than as one a director or officer of Ventas may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as Ventas’ board of directors deems appropriate.

Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates certain liability of Ventas’ directors for breach of their fiduciary duty of care. Article VI of the Certificate provides that neither Ventas nor its stockholders may recover monetary damages from directors of Ventas for breach of the duty of care in the performance of their duties as directors of Ventas. Article VI does not, however, eliminate the liability of Ventas’ directors (i) for a breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions) or (iv) for any improper personal benefit.

The indemnification provided for by Article VII of the Certificate is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons. No amendment to the Certificate or repeal of any article thereof increases the liability of any of its directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.

The right to indemnification conferred by Article VII of the Certificate is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

Ventas may purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, or is or was serving at its request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not Ventas would have the power or be obligated to indemnify him or her against such liability under the provisions of Article VII of the Certificate or the DGCL.

Ventas currently has in effect directors’ and officers’ liability insurance policies. These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions and limitations.

Item 16.                                                  Exhibits

Exhibit Number	Description
4.1

Amended and Restated Certificate of Incorporation of Ventas, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.2	Fifth Amended and Restated Bylaws of Ventas, Inc. (incorporated herein by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on January 11, 2017).

4.3	Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2012).

5.1*	Opinion of Latham & Watkins LLP regarding the legality of the common stock being registered.

8.1*	Opinion of Latham & Watkins LLP regarding certain tax matters.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Latham & Watkins LLP (included in its opinion filed as Exhibit 5.1).

23.3*	Consent of Latham & Watkins LLP (included in its opinion filed as Exhibit 8.1).

24.1*	Powers of attorney (included on signature page).

99.1*	Second Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P.

* Filed herewith.

Item 17                                                     Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)                                     Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)                                 That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)                                 The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the annual reports of Ventas, Inc. pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that are incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on the 29th day of October, 2019.

VENTAS, INC.

By:	/s/ Debra A. Cafaro
Debra A. Cafaro
Chairman of the Board and Chief Executive Officer

The undersigned officers and directors of Ventas, Inc. hereby severally constitute and appoint Debra A. Cafaro and T. Richard Riney, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 29th day of October, 2019.

Signature	Title

/s/ Debra A. Cafaro	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
Debra A. Cafaro

/s/ Robert F. Probst	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Robert F. Probst

/s/ Gregory R. Liebbe	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)
Gregory R. Liebbe

/s/ Melody C. Barnes	Director
Melody C. Barnes

/s/ Jay M. Gellert	Director
Jay M. Gellert

/s/ Richard I. Gilchrist	Director
Richard I. Gilchrist

/s/ Matthew J. Lustig	Director
Matthew J. Lustig

/s/ Roxanne M. Martino	Director
Roxanne M. Martino

/s/ Sean P. Nolan	Director
Sean P. Nolan

/s/ Walter C. Rakowich	Director
Walter C. Rakowich

/s/ Robert D. Reed	Director
Robert D. Reed

/s/ James D. Shelton	Director
James D. Shelton